Exhibit 99.6

                            POWER OF ATTORNEY


    KNOW ALL MEN BY THESE PRESENTS, that the undersigned, A. A. Butler, has made, constituted and appointed, and by these presents does make, constitute and appoint W. R. Cotham, William P. Hallman, Jr. and Kevin
G. Levy, and each of them, with full power of substitution, his true and lawful attorneys, for him and in his name, place and stead to execute, acknowledge, deliver and file any and all filings required by Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder respecting securities beneficially owned by him, including, but not limited to, Schedules 13D and 13G, Forms 3, Forms 4 and Forms 5.

    The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by A. A. Butler in favor of persons other than those named herein.

    A. A. Butler agrees and represents to those dealing with his attorney-in-fact herein, W. R. Cotham, William P. Hallman, Jr. and Kevin G. Levy, that this Power of Attorney may be voluntarily revoked only by written notice to such attorneys-in-fact, delivered by registered mail or certified mail, return receipt requested.

    WITNESS THE EXECUTION HEREOF this 7th day of December, 1994.


                                        /s/ A. A. Butler
                                        A. A. Butler

STATE OF TEXAS

COUNTY OF TARRANT

    This instrument was acknowledged before me on this 7th day of December, 1994, by A. A. Butler.


                                  /s/ Lynda Calloway
                                  Notary Public of the
                                  State of Texas

                                  My commission expires:August 28, 1997